EXHIBIT 15.2

October 31, 2025

The Board of Directors and Shareholder of
PacifiCorp
825 N.E. Multnomah Street
Portland, Oregon 97232

We are aware that our report dated October 31, 2025, on our review of the interim financial information of PacifiCorp appearing in this Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, is incorporated by reference in Registration Statement No. 333-281019 on Form S-3.

/s/ Deloitte & Touche LLP

Portland, Oregon